Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

E-Power Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value $0.0001 per share	(1)	Other	4,613,000	$0.49	$2,260,370.00	0.0001381	$312.16

Total Offering Amounts:						$2,260,370.00		312.16
Total Fee Offsets:								0.00
Net Fee Due:								$312.16

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Offering Note(s)

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers Class A ordinary shares, par value of $0.0001 per share (the “Class A Ordinary Shares”), of E-Power Inc. (formerly known as Sunrise New Energy Co., Ltd.) (the “Registrant”) issuable pursuant to Sunrise New Energy Co., Ltd. 2024 Employee Share Incentive Plan (the “2024 Plan”) and Sunrise New Energy Co., Ltd. 2025 Employee Share Incentive Plan (the “2025 Plan,” and together with the 2024 Plan, the “Plans”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the Plans to prevent dilution from share splits, share dividends, or similar transactions as provided in the Plans.

Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A Ordinary Shares on July 16, 2026, as reported on the Nasdaq Capital Market.